UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HURON CONSULTING GROUP INC.

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 7, 2021

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”) will be held on May 7, 2021, at 11:00 a.m. Central Time in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2021, for the following purposes:

1	To elect to the board of directors the two persons nominated by the board of directors to serve as Class II Directors;
2	To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan;
3	An advisory vote to approve the Company’s executive compensation;
4	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
5	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 8, 2021 will be entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

We will hold our annual meeting via live audio webcast because of the continuing public health impact of the COVID-19 pandemic. You will not be able to attend in person. If we determine that in-person attendance is safe and practical for our Annual Meeting, then we will announce our decision and post additional information on our Investor Relations website at https://ir.huronconsultinggroup.com. Please check this website in advance of the Annual Meeting date.

By Order of the Board of Directors

Ernest W. Torain, Jr.

Executive Vice President, General

Counsel and Corporate Secretary

Chicago, Illinois

March 26, 2021

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 7, 2021

The Proxy Statement and Annual Report to Stockholders are

available at www.proxyvote.com

Letter from the Independent Directors of the Board

Dear Fellow Shareholders:

We are writing to you as the independent members of the Huron board of directors. As fellow shareholders, we are committed to sustaining the alignment between Huron’s management compensation programs and the long-term interests of the Company and our shareholders.

The COVID-19 pandemic and its unprecedented impact created numerous challenges for Huron, our people, our clients and the communities in which we live and work. In 2020, management focused on the immediate issues associated with the global health crisis and the dramatic impact to the economy while continuing to execute our long-term strategy. We believe the significant efforts that were made in 2020 enabled us to successfully navigate the severe economic downturn while positioning Huron for a return to growth as the impacts of the pandemic begin to subside. Certain additional business results are discussed in more detail in the section entitled “Executive Compensation” in this Proxy Statement.

As outlined in more detail in the “Executive Compensation” section in this Proxy Statement, fiscal year 2020 goals for our NEOs were initially set in February 2020, prior to the onset of the COVID-19 pandemic in the United States, at which time the Company had started the year with significant positive momentum as demonstrated by organic growth across all our operating segments. With the onset, continuation and severity of the pandemic, our clients’ businesses were deeply impacted, which had a direct, negative impact on Huron’s 2020 revenues and margin.

We retained the financial and operational metrics for NEOs and maintained our Annual Incentive Plan and Long-Term Incentive Plan designs, where a substantial portion of our NEO compensation is at risk. To reflect the realities of the highly uncertain environment we experienced in 2020, we reprioritized strategic measures that our Compensation Committee determined were critical to leading the Company through the pandemic while also advancing our multi-year Company strategy. In addition, to acknowledge the extraordinary performance of our NEOs in steering the Company through the pandemic, the Compensation Committee took a thoughtful and holistic approach that aligned their annual incentive closer to the overall corporate funding level of 65%. After rigorous consideration, we determined that this approach appropriately acknowledges the NEOs contribution to our Company’s corporate and client-facing results.

Throughout 2020, we also engaged with shareholders and other key constituents as part of our ongoing outreach efforts. These conversations focused on the evolution of the Company’s strategy and the impacts of the global pandemic; our compensation philosophy; our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members; and environmental, social and governance matters (for additional information on Huron’s commitment to a more sustainable future, refer to our 2020 Corporate Social Responsibility report, which includes our Sustainability Accounting Standards Board (SASB) index, and is available on the investor relations section of our website at: https://ir.huronconsultinggroup.com/corporatesustainability.

Our independent Chairman and the chair of the Compensation Committee were made available for consultation with our major shareholders. The feedback received through our shareholder outreach efforts is communicated to and considered by the full board of directors and, where appropriate, informs our decisions and strategy. For example, our current executive compensation program reflects specific feedback that we received during our 2018 and 2019 shareholder outreach efforts.

At the 2020 Annual Meeting, approximately 92% of votes cast were in support of the named executive officer compensation. We view this strong support of our compensation programs as a reflection of the deep alignment between our executives’ pay and shareholder value, as well as the strength of the program design changes that we made during 2018 and 2019.

Our Say on Pay Proposal is found in Proposal 3 of this Proxy Statement, and the board recommends that you vote ‘FOR’ this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the section entitled “Executive Compensation” in this Proxy Statement.

We are also requesting additional shares for our Long-Term Incentive Program. We annually grant a sizable portion of equity to our managing directors. We believe this differentiates Huron’s compensation program from our competitors and underscores our pay for performance philosophy by directly aligning our managing directors with Huron’s long-term value creation. Approximately 43% of the annual bonus compensation of our practice leaders and client-facing managing directors consists of restricted stock that vests over three or four-years and is awarded based on prior-year performance. An average of 78% of the total equity we granted in the last three years was awarded to our non-NEO managing directors. Our managing directors are critical to developing and maintaining client relationships, generating revenue and driving the overall success of Huron. We use stock both as a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. We ask that you vote in favor of Proposal 2.

Sincerely,

H. Eugene Lockhart	Hugh E. Sawyer	John McCartney

Ekta Singh-Bushell	Debra L. Zumwalt

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 7, 2021

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about March 26, 2021, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.

GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 8, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 23,039,313 shares of common stock issued and outstanding.

The proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote at the Annual Meeting.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares at the Annual Meeting, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated Hugh E. Sawyer and Debra Zumwalt as Class II Directors to be voted upon at the 2021 Annual Meeting. John McCartney and Ekta Singh-Bushell are Class III Directors serving terms ending at the 2022 Annual Meeting. James H. Roth and H. Eugene Lockhart are Class I Directors serving terms ending at the 2023 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two nominees as Class II Directors and the other matters described herein. The board of directors knows of no reason that Mr. Sawyer and Ms. Zumwalt might be unavailable to serve as the Class II Directors, and each has expressed an intention to serve, if elected. If Mr. Sawyer or Ms. Zumwalt is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class II Director and any other person pursuant to which any of such nominees were selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Sawyer and Ms. Zumwalt as Class II Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. SAWYER AND MS. ZUMWALT AS CLASS II DIRECTORS.

ABOUT THE BOARD

		Class		Committees			Tech
Name	Principal Occupation		Independent	A	C	N&CG
Hugh E. Sawyer Age 66, Director since 2018	Retired President and Chief Executive Officer, Regis Corporation	Class II 2021	🌑	🌑	🌑
Debra Zumwalt Age 65, Director since 2014	Vice President and General Counsel, Stanford University	Class II 2021	🌑		🌑c	🌑	🌑
Not Standing for Election
John McCartney Age 68, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III 2022	🌑	🌑		🌑c
Ekta Singh-Bushell Age 49, Director since 2019	Strategic adviser to DecisionGPS, LLC	Class III 2022	🌑		🌑	🌑	🌑c
H. Eugene Lockhart Age 71, Director since 2006	Chairman and Managing Partner of MissionOG LLC	Class I 2023	🌑	🌑c	🌑		🌑
James H. Roth Age 63, Director since 2009	Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	Class I 2023

A – Audit Committee                                                                              c - Chairperson

C – Compensation Committee

N&CG – Nominating and Corporate Governance Committee

Tech - Technology and Information Security Committee

The below table summarizes the core competencies that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies that follow.

Skills Matrix

Board of Directors Snapshot(1)

(1) Data as of 12/31/2020 and includes Mr. Roth.

Presented below is information regarding the directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

Hugh E. Sawyer Director since February 2018 Audit Committee (Member) Compensation Committee (Member)

Professional Experience

Mr. Sawyer served as the President and Chief Executive Officer of Regis Corporation beginning in April 2017, a corporation that owns, franchises and operates beauty salons worldwide. Mr. Sawyer retired from Regis in October 2020. Mr. Sawyer previously served as a managing director at Huron, starting in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.

Board Service

During the last five years, Mr. Sawyer previously served on the boards of Regis Corporation, JHT Holdings, Inc., Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, and on the board of managing trustees of the Edison Mission Energy Reorganization Trust.

Education

Mr. Sawyer received a B.A. in English with honors from the University of Florida.

Individual Contributions

Mr. Sawyer has a proven history of providing transformational leadership to companies in a broad range of industries, including consumer retail, utilities, healthcare, transportation and logistics, CRM solutions and telecommunications, automotive, and real estate development. Mr. Sawyer also has an extensive governance background as a board member for numerous businesses with sophisticated constituents facing complex circumstances, and has brought this experience with him to the Huron board.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member) Technology and Information Security Commitee (Member)

Professional Experience

Since 2001, Ms. Zumwalt has been the Vice President and General Counsel of Stanford University and is in charge of the legal services provided to the University and its affiliated hospitals with combined annual revenues of over $12 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and Stanford Management Company, which manages over $30 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC, SUMIT Insurance Company Ltd. and PEAC, a holding company and insurance companies providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.

Board Service

Ms. Zumwalt currently serves on the board of Exponent, Inc., a public engineering and scientific consulting company and on the board of the American University of Afghanistan. Ms. Zumwalt previously served on other nonprofit boards in education and legal services.

Education

Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.

Individual Contributions

Given the many roles she serves in connection with her position as chief legal officer of a university with three affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a well-renowned law firm and her current membership on the boards of corporate and academic organizations.

DIRECTORS NOT STANDING FOR ELECTION

James H. Roth Director since November 2009 Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC (July 2009)

Professional Experience

As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many of the premier research universities and academic medical centers. Under his leadership as CEO, Huron has been named one of Forbes’ Best Management Consulting Firms, one of Forbes’ America’s Best Employers and by Consulting magazine as one of the Best Firms to Work For. He served as President of Huron from March 2011 to February 2019. He also served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice, which he grew into one of our largest organically grown practices within the Company.

Board Service

Mr. Roth has served on the boards of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth since 2014, of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities, since 2014 and Lurie Children’s Pediatric Anesthesia Associates, a Chicago-based medical group practice, since 2019. During the last five years, Mr. Roth previously served on the board of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.

Education

Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.

Individual Contributions

Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member) Technology and Information Security Committee (Member)

Professional Experience

Since October 2014, Mr. Lockhart has been the founder, Chairman and Managing Partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. Since July 2020, Mr. Lockhart has served as a Senior Advisor to Blackstone across the firm’s business, with a focus on Blackstone Growth and Blackstone Tactical Opportunities. He also served as Special Adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include President of Global Retail Bank at Bank of America, President and Chief Executive Officer of MasterCard International, and CEO of Midland Bank plc.

Board Service

Mr. Lockhart has served on the board of Metro Bank PLC, a public retail bank operating in the U.K., since 2011 (currently as the Chair of the risk and audit committee) and on the board of Community Choice Financial, a public neighborhood-based financial services company (currently as a member of the compensation committee) since 2018. During the last five years, Mr. Lockhart previously served on the board of Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances, and on the board and as audit committee Chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services. Additionally, Mr. Lockhart has previously served on numerous philanthropic boards, including as Chair of the Thomas Jefferson Foundation (Monticello) and as the Chairman of the Darden School Foundation at the University of Virginia.

Education

Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a Certified Public Accountant, licensed in the Commonwealth of Virginia.

Individual Contributions

Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes a broad array of contacts to Huron.

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Nominating and Corporate Governance Committee (Chair) Audit Committee (Member)

Professional Experience

Mr. McCartney joined the executive management team of US Robotics in March 1984 as Vice President and Chief Financial Officer. At US Robotics, he served in various executive capacities, including as Executive Vice President, International, until serving as President and Chief Operating Officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of President of 3Com Corporation’s Client Access Unit.

Board Service

Mr. McCartney has served on the board of Datatec Limited, a public networking technology and services company since 2007, where he currently is a member of its nominations committee. Mr. McCartney also serves as a director of EQT, Corp., a natural gas exploration and production company and as a member of its public policy and corporate responsibility, and corporate governance committees. During the last five years, Mr. McCartney previously served on the boards of Transco, Inc. a Chicago-based company that provides solutions to customers in the electric utility industry, Westcon Group, Inc., a specialty distributor of networking and communications equipment, Rice Energy Inc., an independent natural gas and oil company, and Covance Inc., a public drug development services company. In addition, Mr. McCartney served as Chairman of the board of trustees of Davidson College from 2004 to 2008.

Education

Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Individual Contributions

Mr. McCartney has served as chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former Certified Public Accountant, brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

Ekta Singh-Bushell Director since May 2019 Technology and Information Security Committee (Chair) Compensation Committee (Member) Nominating and Corporate Governance Committee (Member)

Professional Experience

Ms. Singh-Bushell was the Chief Operating Officer, Executive Office at the Federal Reserve Bank of New York from 2016-2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.

Board Service

Ms. Singh-Bushell has served on the boards of NET 1 UEPS Technologies, Inc., a public financial technologies company, since 2018 (currently as Chair of the audit committee and member of the nominating and governance, and social and ethics committees), Designer Brands Inc., a public footwear and accessories company, since 2018 (currently as a member of the audit and nominating and governance committees), TTEC Holdings, Inc., a public consumer experience technology and services company, since 2017 (currently as a member of the audit and nominating and governance committees), and as the lead independent director of Datatec Limited, a public networking technology and services company, since 2018 (currently as a member of the audit, risk & compliance, remunerations and nominations committees). Ms. Singh-Bushell has served as a strategic adviser to MissionOG since 2020 and DecisionGPS, LLC since 2015.

Education

Ms. Singh-Bushell received a Masters in Electrical Engineering & Computer Science from the University of California, Berkeley and a Bachelors of Engineering from the University of Poona, India. In addition, Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in governance, information systems security, and audit.

Individual Contributions

Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe, and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age and gender diversity and proven track record working on transformations in the digital and technology space.

DIRECTOR INDEPENDENCE

Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Messrs. Lockhart, McCartney, Sawyer and Ms. Zumwalt and Ms. Singh-Bushell is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.08% of Huron’s revenues for the year 2020, 0.08% of Huron’s revenues for the year 2019 and 0.14% of Huron’s revenues for the year 2018, the board of directors determined that this relationship would not interfere with Ms.  Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director.

CORPORATE GOVERNANCE

BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

BOARD COMPOSITION

The Nominating and Corporate Governance Committee, in conjunction with the Chair and the full board, is actively evaluating the future composition of the board in light of the age, tenure and experience of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills, diversity and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors, several of whom have extensive experience leading and managing professional service businesses, provide significant insight into the Company and its operations and provide valuable contributions to the board. The Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board as well as the benefits of increased innovation and creativity that is fostered by greater diversity on the board.

The Nominating and Corporate Governance Committee will consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as the refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors. In light of the impact of COVID-19 on the ability to conduct in-person conversations with potential new directors, the board is moving judiciously toward the goal of adding additional directors over the next several quarters.

The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.

BOARD LEADERSHIP

Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board.

The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization.

RISK OVERSIGHT

One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

BOARD MEETINGS AND COMMITTEES

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2020, the board of directors held twelve meetings.

During 2020, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors attended the 2020 Annual Meeting of Stockholders.

The board of directors operates in part through its four committees: Audit, Compensation, Nominating and Corporate Governance and Technology and Information Security. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). The board of directors established the Technology and Information Security Committee at its meeting held on July 28, 2020. A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s web site at www.huronconsultinggroup.com.

Audit Committee

The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company’s internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met seven times in 2020. The members of the Audit Committee are Messrs. Lockhart (Chair), McCartney and Sawyer. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart, McCartney and Sawyer is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.

The Report of the Audit Committee for the fiscal year ended December 31, 2020 appears below under the caption “PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee

Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met eight times in 2020. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart, Mr. Sawyer and Ms. Singh-Bushell.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2020, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Committee engaged the firm of Pay Governance LLC as its outside compensation advisor to assist the Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance and corporate social responsibility matters. The Nominating and Corporate Governance Committee met four times in 2020.

The members of the Nominating and Corporate Governance Committee are Mr. McCartney (Chair), Ms. Zumwalt and Ms. Singh-Bushell.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation in accordance with the rules of the SEC from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@hcg.com. In either case, the notice must meet all of the requirements contained in the bylaws.

Technology and Information Security Committee

The Technology and Information Security Committee responsibilities include reviewing the Company’s technology-related strategies and significant technology-related initiatives and operations, overseeing major technology-related risks, including information security, data protection and cybersecurity, and monitoring and evaluating existing and future trends in technology that may affect the Company’s strategic plan. The Technology and Information Security Committee was established by the board on July 28, 2020 and met two times in 2020.

The members of the Technology and Information Security Committee are Ms. Singh-Bushell (Chair), Mr. Lockhart and Ms. Zumwalt. The committee members have significant knowledge and experience in technology and information security related strategies, operations, risk management and governance through their extensive professional experience and board service. The committee members also draw upon the skills and insight of the full board and regularly liaise with the Company’s Chief Information Officer.

DIRECTOR RESIGNATION POLICY

The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.

The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.

If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.

DIVERSITY OF BOARD SKILLS AND EXPERIENCE

The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience and perspectives in relation to guiding and overseeing the development of the business. Consistent with the Company’s longstanding focus on diversity and inclusion, the committee believes it should reflect over time a diversity of gender, race, ethnicity and age. Although Huron does not have a formal policy on board member diversity and the committee follows no strict criteria when making decisions, the committee believes that considering diversity is aligned with the board’s objective of enhancing composition to most effectively evaluate and support the Company’s strategy going forward. In addition to the considerations mentioned above under the “Nominating and Corporate Governance Committee” section, the Nominating and Corporate Governance Committee seeks candidates with prior management experience, experience on public company boards and in relevant industries and the candidate’s ability to bring diversity to the board, which includes diverse viewpoints and perspectives.

COMPENSATION OF DIRECTORS

The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Mr. Roth receives no compensation for his service on the board.

Effective as of July 1, 2016, the director compensation program is comprised of the following elements:

Compensation Element	Compensation
Annual cash retainer (1)	Non-executive Chairman - $235,000 Vice Chairman - $85,000 (6) Other non-employee directors - $60,000
Annual restricted stock grant	$170,000 in the form of restricted stock (2)
Initial grant to a new non-employee director	Restricted stock grant equal to $200,000 (3)
Annual committee chairperson retainer	Audit - $15,000 Compensation - $15,000 Nominating and Corporate Governance - $10,000 (4) Technology and Information Security Committee - $10,000
Board and committee meeting fee	$1,000 per meeting (4) (5)
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer of $60,000

(1)

The non-executive members of the board of directors, in consideration of the continued impact of the COVID-19 pandemic on the Company and in alignment with cost-saving measures taken throughout the Company, waived their cash retainer fee for the first quarter of 2021 (which in the case of the non-executive Chairman is $58,750 and in the case of all other non-employee directors is $15,000), exclusive of meeting attendance fees, or committee chair fees.

(2)

Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:

•	If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•	If the new director joins over six months after the Company’s annual meeting, no grant will be made.

(3)	Will vest ratably over 12 quarters.

(4)	The Chairman of the board does not receive committee chair fees or board and committee meeting fees.

(5)	All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

(6)	Currently, none of the board members are serving in the role of Vice Chairman.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2020 Nonqualified Deferred Compensation.” One director participated from 2013 through 2018, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2020. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($) (5)	Stock Awards ($)(1)	Total ($)
H. Eugene Lockhart (2)	101,000	170,004	271,004
George E. Massaro (4)	58,500	0	58,500
John McCartney (2)(3)	235,000	170,004	405,004
Hugh E. Sawyer (2)	71,000	170,004	241,004
Ekta Singh-Bushell (2)	85,500	170,004	255,504
Debra Zumwalt (2)	99,000	170,004	269,004

(1)

This column represents the aggregate grant date fair value of shares granted to our directors in 2020. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)

At December 31, 2020, each of Messrs. Lockhart and McCartney, and Ms. Zumwalt held 5,673 shares of restricted common stock; Mr. Sawyer held 6,146 shares of restricted common stock; and Ms. Singh-Bushell held 6,885 shares of restricted common stock.

(3)	Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(4)	Mr. Massaro retired from the board at the end of his term at the conclusion of the 2020 Annual Meeting of Stockholders held on May 8, 2020.
(5)

Includes cash board fees deferred by non-employee directors under our Deferred Compensation Plan, as further described under the heading “Deferred Compensation Plan” on page 35. During 2020, Ms. Zumwalt was the only non-employee director to make deferrals of [a portion of] her cash board fees in the Deferred Compensation Plan. Ms. Zumwalt and Mr. McCartney have account balances in the Deferred Compensation Plan. The earnings on Ms. Zumwalt’s and Mr. McCartney’s account balances in the Deferred Compensation Plan were $71,650 and $223,077, respectively, in 2020.

EXECUTIVE OFFICERS

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	63	Chief Executive Officer and Director
C. Mark Hussey	60	President and Chief Operating Officer
John D. Kelly	45	Executive Vice President, Chief Financial Officer and Treasurer
Ernest W. Torain, Jr.[1]	56	Executive Vice President, General Counsel and Corporate Secretary

James H. Roth’s biographical information is provided above under the caption “Directors Not Standing for Election.”

C. Mark Hussey, President and Chief Operating Officer

C. Mark Hussey was appointed President of Huron in February 2019 and was appointed Chief Operating Officer of Huron in February 2014. He served as an Executive Vice President from July 2011 until February 2019. He had served as Chief Financial Officer from July 2011 until January 2017, and served as Huron’s Treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as Chief Financial Officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as Executive Vice President and Chief Financial Officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as

EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He holds professional designations as a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant.

John D. Kelly, Executive Vice President, Chief Financial Officer and Treasurer

John D. Kelly was appointed Executive Vice President and Chief Financial Officer of Huron effective January 3, 2017. He has served as Huron’s Treasurer since February 2016. He had served as Chief Accounting Officer of Huron from February 2015 until January 2017, and had served as Corporate Vice President from November 2012 until his appointment as Executive Vice President. Previously, Mr. Kelly had served as Controller of Huron from November 2012 until February 2015, and prior to that served as Assistant Controller from October 2009. Mr. Kelly served as Huron’s Assistant Treasurer from February 2015 until February 2016. Prior to joining Huron’s Finance and Accounting department, Mr. Kelly was a Director in the Company’s Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly had held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a Senior Manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois). Commencing in February 2020, Mr. Kelly was appointed as a member of the Board of Directors of Shorelight Holdings LLC.

1

Effective March 1, 2020, Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary succeeding Diane E. Ratekin who transitioned to the role of Advisor to the Board of Directors and the successor General Counsel.

Ernest W. Torain, Jr., Executive Vice President, General Counsel and Corporate Secretary

Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary effective March 1, 2020. Before joining Huron, from September 2010 to February 2020, Mr. Torain was in-house counsel at Illinois Tool Works Inc. (ITW), a public manufacturer of industrial equipment, in a variety of roles, most recently serving as Associate General Counsel. At ITW, Mr. Torain counseled business executives in a variety of areas, including mergers and acquisitions, litigation, intellectual property and general commercial matters. Prior to joining ITW, he spent more than six years at Vedder Price P.C., from 2004-2010, where he was a shareholder in the firm’s securities and capital markets practice. Prior to Vedder Price, Mr. Torain spent more than seven years at Katten Muchin Rosenman LLP from 1998-2004 including as a partner from 2001-2004 in the firm’s securities and M&A practices. He received his J.D. from the University of Michigan Law School and received his A.B. in economics from Dartmouth College. He is a member of The Executive Leadership Council and The Economic Club of Chicago. He also served as a member of the steering committee for the ITW African American Network. Commencing in February 2021, Mr. Torain was appointed as a member of the Board of Directors of Chicago Humanities Festival.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we have not identified any late filings in 2020.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;
•	each member of our board of directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days as of the record date. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
Wellington Management Group LLP (2)	2,291,855	10.02
The Vanguard Group, Inc. (3)	1,995,242	8.72
BlackRock, Inc. (4)	1,641,970	7.20
Directors and Executive Officers:
C. Mark Hussey (5)	101,534	*
John D. Kelly (6)	36,436	*
H. Eugene Lockhart (7)	33,690	*
George E. Massaro (8)	17,719	*
John McCartney (9)	64,267	*
James H. Roth (10)	191,292	*
Hugh E. Sawyer (11)	24,519	*
Ekta Singh-Bushell (12)	11,255	*
Ernest W. Torain, Jr. (13)	6,949	*
Debra Zumwalt (14)	19,958	*
All directors and executive officers as a group (10 persons) (15)	489,900	2.13

*	Indicates less than 1% ownership.

(1)

The principal address for each of the stockholders, other than Wellington Management Group LLP, The Vanguard Group, Inc., and BlackRock, Inc., listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

The principal address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned by Wellington Management Group LLP and the following subsidiaries of Wellington Management Group LLP: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information regarding beneficial ownership of our common stock by Wellington Management Group LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 4, 2021.

(3)

The principal address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. and the following subsidiaries of The Vanguard Group, Inc.: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd., Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 10, 2021.

(4)

The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management

(Australia) Limited, BlackRock Investment Management (UK) Limited. and BlackRock Investment Management, LLC. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on January 29, 2021.

(5)	Includes 15,647 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 25,890 shares of restricted common stock.

(6)	Includes 22,593 shares of restricted common stock.

(7)	Includes 4,664 shares of restricted common stock.

(8)	Mr. Massaro’s term expired immediately prior to the Annual Meeting of Stockholders held on May 8, 2020. The shares reflected are as of May 8, 2020.

(9)	Includes 4,664 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(10)

Includes 43,715 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 27,336 shares of restricted common stock, as well as 3,855 shares held by a family limited liability company.

(11)	Includes 4,664 shares of restricted common stock.

(12)	Includes 5,947 shares of restricted common stock.

(13)	Includes 6,949 shares of restricted common stock.

(14)	Includes 4,664 shares of restricted common stock.

(15)

Includes an aggregate of 59,362 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date, as well as 107,371 shares of restricted common stock held by the Directors and Executive Officers listed above.

CORPORATE SOCIAL RESPONSIBILITY

The challenges of 2020 demonstrated the need for organizations to address their impact on the individuals and organizations they serve, the communities in which they live and work, and society and the environment at large. Accompanying these challenges are opportunities to have a lasting impact, and below are the highlights of how Huron leaned into those opportunities in 2020 to support a more sustainable future for our stakeholders. As we continue to evolve our programs and initiatives to support a more sustainable future, we have focused our efforts on the United Nations Sustainable Development Goals (“SDGs”), and particularly five goals that are integrally aligned with our values-driven culture and the work we do for our clients each day: good health and well-being, quality education, gender equality, decent work and economic growth, and climate action.

Supporting our Stakeholders During the Pandemic

In 2020, nearly all organizations had to rethink their business models and how they deliver services to their customers, patients and students. Our Huron team continued to support our clients as they addressed challenges that were exacerbated by the pandemic while helping them prepare for an uncertain future. We helped hospitals and health systems increase bed capacity to support the influx of COVID-19 patients, created a free Stimulus Relief Gateway that served as an interactive tool to provide organizations information about potential stimulus funding, and provided crisis management services to government agencies, including setting up and mobilizing COVID-19 testing sites. Through these, and other innovative solutions, we supported our clients as they responded to and redesigned their businesses due to the COVID-19 pandemic.

The ongoing pandemic has impacted our people like never before. Throughout this challenging time, we have acted in accordance with our values and prioritized the health, safety and well-being of our team. In early March, our employees effectively transitioned to a remote work environment overnight. With resilience and innovation, they continued to collaborate successfully with each other and served our clients remotely. To ensure our team had the tools needed to be successful working from home, Huron provided two stipends for employees to invest in their home offices, making their work environments more productive and comfortable. We also provided additional childcare benefits to support our working parents, increased our flexible work arrangements to accommodate the various personal and professional needs of our employees and provided additional physical and mental health resources to support the well-being of our people.

With some of our clients performing essential healthcare or infrastructure services, there were times when our clients needed us alongside them. We provided our employees the option to serve our clients in person when it was safe to do so, compliant with governmental orders and CDC guidelines, and with various safety protocols in effect. The actions we took to support our people and foster our culture have helped us maintain a high level of employee engagement throughout the pandemic, reaching 81% compared to the Glint Employee Engagement global benchmark of 72%. We have also continued to provide our employees with training and certification programs to build their skills to thrive now and in the future. Our team devoted more than 500 hours to executive coaching, which focuses on the development of leadership skills to create positive change, manage complexity and build high-performing teams. Our employees have also embraced learning on-demand with LinkedIn learning and our new leadership learning series which has enabled more than 330 employees to practice building leadership qualities necessary to engage our talent and drive business results.

Elevating our Commitment to Diversity, Equity and Inclusion

Fundamental to our values is a workplace that fosters diversity and inclusion. In 2020, for the seventh year in a row, we were recognized by the Human Rights Campaign Foundation for receiving a perfect score of 100 on the Corporate Equality Index and the designation as a Best Firm to Work for LGBTQ Equality. And, for the tenth year in a row, Consulting magazine named Huron a ‘Best Firm to Work For,’ recognizing our strong commitment to our people, our values, our clients and the communities we serve. Our Diversity and Inclusion Council, which was founded in 2011, along with our 10 employee resource groups known as iMatter teams, hosted more than 90 virtual events aimed at raising awareness on important issues, building a sense of community within Huron and celebrating what makes our colleagues unique. One such event was hosted by leaders from our African American iMatter team and our executive leadership team for an emotional, powerful and raw conversation on racism and equality, with more than half of the Company’s employees in attendance.

To further our long-standing commitment to diversity, equity and inclusion, we introduced an action plan that builds on our strong foundation. Through our action plan, we will continue to foster an inclusive culture by advancing diverse representation across all levels of the organization, expanding our community outreach and support, performing pay equity studies, and strengthening our vendor processes to evaluate suppliers and ensure they align with our commitment to diversity and inclusion. Our investment in diversity, equity and inclusion extends beyond our organization, and 2020 was a year we broadened our reach more deeply into our communities. Huron added a matching gift campaign for organizations specifically working to make systemic changes in support of a more equitable and just society, including The POSSE Foundation, the NAACP Legal Defense and Educational Fund and the National Urban League.

Making an Impact in the Communities We Serve

With the impacts of the pandemic being deep and widespread, our team quickly adapted our volunteer efforts to the evolving environment. Huron made financial donations to multiple organizations supporting COVID-19 relief, donated meals to frontline workers and made masks for employees and nonprofit community organizations.

We aligned our community efforts in 2020 with our priority SDGs to focus our commitment and bring about meaningful impact. We participated in various service events to promote good health and well-being with the American Heart Association, the Boys & Girls Club of Chicago and Movember Business Club. In furtherance of our belief that we all have a role to play in ensuring everyone can live a healthy life, managing directors across the organization and Huron’s chief financial officer shaved their hair to raise over $63,000 for St. Jude Children’s Research Hospital in our “Going Bald For a Cause” campaign to support cancer research. We sponsored events in support of gender equality with ChickTech, a national organization focused on engaging women and girls of all ages in the technology industry while working to create a better technology culture for all. We also worked to improve access to quality education, skill-building and lifelong learning through a laptop drive benefiting the Dr. Martin Luther King, Jr. Boys & Girls Club of Chicago and BePolished, a nonprofit organization that empowers young girls in single-parent households. As part of the company’s 2020 holiday giving campaign, we ended the year with donations of $50,000 to five organizations: UNICEF, Worldreader, Girls Who Code, Year Up and Waterkeeper Alliance, whose missions align with our priority SDGs.

Managing Sustainably and Responsibly

In 2020, Huron updated its environmental policy to reflect the company’s commitment to a more environmentally sustainable future and to focus our efforts where we have the most opportunity to have an impact. As a professional services firm that does not manufacture or distribute products or generate hazardous waste, carbon emissions related to travel, which is a necessary part of our business, is an area that provides an opportunity for us to reduce our environmental impact. In 2020, we dedicated additional time and resources to evaluate how we deliver our services and establish more flexible delivery models for a post-pandemic environment. We believe these changes will help to reduce our travel requirements going forward, increase flexibility for our employees and decrease our carbon footprint in the future. When we reopen our offices, we will continue with our commitment to reduce energy consumption and waste generation including through the elimination of single-use plastics.

Our Code of Business Conduct and Ethics (the “Code”) highlights our ethical way of doing business and sets the expectation for all employees to comply with the laws, rules and regulations that apply to our business and abide by the highest standards of business conduct. Huron is committed both in culture and in practice to protecting the privacy and data of everyone we interact with, from our clients to our employees, and doing so in compliance with the data protection laws where we operate around the world. We have an enterprise-wide privacy program that incorporates best practices and cybersecurity controls aligned with industry standards that enables us to vigilantly protect our client’s data and our own.

To learn more about our corporate social responsibility efforts, please visit our website at: https://ir.huronconsultinggroup.com/corporatesustainability to read our 2020 Corporate Social Responsibility (CSR) report. We have also taken the next step to provide more quantitative and qualitative measurements in our Sustainability Accounting Standards Board (SASB) addendum to the CSR report.

STOCKHOLDER COMMUNICATIONS POLICY

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

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Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 - EXECUTIVE SUMMARY

Huron is a global consultancy that collaborates with clients to drive strategic growth, ignite innovation and navigate constant change. Through a combination of strategy, expertise and creativity, we help clients accelerate operational, digital and cultural transformation, enabling the change they need to own their future. By embracing diverse perspectives, encouraging new ideas and challenging the status quo, we create sustainable performance improvements for the organizations we serve.

Named Executive Officers

Huron’s named executive officers are responsible for our Company-wide business operations and setting overall strategy of the organization. During 2020, Huron’s named executive officer team consisted of the following individuals:

•  Mr. Roth, Chief Executive Officer.

•  Mr. Hussey, President and Chief Operating Officer.

•  Mr. Kelly, Executive Vice President, Chief Financial Officer and Treasurer.

•  Mr. Torain, Executive Vice President, General Counsel and Corporate Secretary.

•  Ms. Ratekin, former Executive Vice President, General Counsel and Corporate Secretary.[2]

This Compensation Discussion and Analysis describes our NEO compensation program. However, our biggest asset is our approximately 3,900 employees who work directly with our clients to drive transformational change. For this reason, more than 85% of the equity that we awarded in 2020 was granted to non-NEOs, with the largest emphasis on our practice leaders and managing directors.

Business and Talent Strategy

Our business strategy is to be the premier transformation partner for our clients. Through our integrated capabilities in strategy and innovation, business operations, digital, technology and analytics, culture and organizational transformation we help organizations face rapid and disruptive change. To ensure the success of our business strategy and our ability to deliver sustained value to our shareholders, Huron focuses on:

•  Enabling organizations to lead through transformational change by providing integrated offerings built on our expertise and the depth of our industry knowledge.

•  Delivering high-value, quality services to our clients to support their comprehensive needs, from strategy development to execution.

•  Broadening and strengthening our capabilities and breadth of services to continue to best serve our clients.

•  Attracting, retaining, and motivating high caliber employees with complementary backgrounds, perspectives and experience levels, and strong subject matter, functional and/or technical expertise.

•  Investing in our people and fostering a work environment that values diversity and inclusion, which ignites innovation and enables our people and our clients to achieve their full potential.

•  Supplementing organic growth by successfully identifying, executing and integrating acquisitions that expand our current market offerings and deepen our industry expertise or broaden our capabilities to best serve our clients’ needs.

•  Committing to making an impact on the communities in which we live and work and taking action to facilitate a brighter future.

2	Ms. Ratekin retired as Executive Vice President, General Counsel and Secretary effective March 1, 2020, at which time Mr. Torain succeeded her in that role.

Business Results

Performance Update

We began 2020 with a significant amount of optimism about our business as we built on the momentum of our 2019 performance. Revenues in the first quarter of 2020 grew 9% over the same quarter in 2019, driven largely by organic growth across all three of the Company’s operating segments. Since then, the global pandemic, the related economic crisis created challenges for Huron, our people, our clients and the communities in which we live and work. We faced these challenges head on, working closely with our clients, employees and investors to manage near-term issues while continuing to execute our long-term strategy, which we believe will position Huron for future organic growth and earnings improvement.

Navigating Disruption[3]

Huron’s total annual revenues declined 3.7% to $844 million in 2020 over the prior year amidst the significant impacts the pandemic has had on our client base, particularly in the Healthcare and Education segments. Our Business Advisory segment achieved record revenues in 2020, driven by increased demand for our cloud-based technology, digital, analytics and distressed advisory offerings as organizations transform their businesses to compete in more disruptive environments. The strategic investments we have made in the Business Advisory segment are accelerating our growth in commercial markets, enabling a balanced portfolio across our services and end markets. Driven by the decline in revenue, adjusted EBITDA margin was 10.3% in 2020 compared to 12.0% in the prior year period, and adjusted diluted earnings per share from continuing operations was $2.15 in 2020 compared to $2.74 in 2019.

In response to the pandemic, management took swift action to stabilize our financial position with an intense focus on liquidity, including reducing our operating and capital expenditures, closely managing our receivables, collections and our payments to vendors, and cutting costs. Throughout 2020, we did not see a material degradation in our cash collections and achieved operating cash flow of $137 million in 2020 compared to $132 million in 2019. Looking longer term, we used cash generated from operations to fund investments we believe will fuel our future growth, including new hires, acquisitions of complementary businesses and other capital-related expenditures.

In addition, we proactively supported our employees to ensure they were safe, healthy, engaged and productive. We shifted to a remote workforce in mid-March. Since then, we broadened the benefits available to our employees, including offerings related to mental health and well-being as well as caregiver resources and provided additional resources to ensure our people were equipped to work in a virtual environment. Because of our efforts, throughout 2020 we consistently maintained employee engagement scores that well exceeded the global norm.

In return, our employees took great care of our clients, innovated new offerings and positioned the Company for a return to growth. In 2020, nearly 3.5% of our total company revenues were generated by new services that did not exist prior to the onset of the COVID-19 pandemic. The challenges confronted by our clients across multiple industries, but especially those in healthcare, education and consumer services, have only been exacerbated by the ongoing pandemic, and we are well-positioned to address opportunities to reinvigorate our clients as the impacts of the pandemic are eventually brought under control.

[3]

In the discussion of the Company’s 2020 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income from continuing operations, and adjusted diluted earnings per share (“EPS”) from continuing operations. EBITDA is defined as net income (loss) from continuing operations before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring and other charges, litigation and other gains and losses, transaction-related expenses, goodwill impairment charges, other non-operating income and expenses, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of revenues before reimbursable expenses. Adjusted diluted EPS from continuing operations is defined as diluted earnings (loss) per share from continuing operations adjusted by adding back the same items as adjusted EBITDA, excluding foreign currency transaction gains and losses, as well as amortization of intangible assets and non-cash interest on convertible notes, all on a tax effected basis, and one-time tax benefits.

Building for the Future

In 2020, we continued to execute against our enterprise-wide strategy to drive sustainable organic growth and margin expansion. We invested in areas of our business focused on growth, collaboration and efficiency, including investing in new service lines to strengthen and expand our offerings and the internal system infrastructure to support our strategic objectives. We also continued to evolve our enterprise-wide planning process and investment allocation strategy to accelerate our ability to execute and more aggressively strengthen our competitive position, including through the thoughtful deployment of capital with the tuck-in acquisition of ForceIQ, a leading Salesforce Industries partner focused on serving the healthcare payer market.

In order to achieve our vision and drive shareholder value over the long term, we must also invest in our people, our communities and the environment. Beyond the work we do across our service platform with our mission-driven clients, we refocused our corporate social responsibility efforts to align with five of the United Nation’s Sustainable Development Goals (SDGs): promoting good health and well-being, quality education, gender equality, decent work and economic growth and climate action. We have and will continue to support these goals through our client work, Huron Helping Hands program, employee resource groups and corporate partnerships. To learn more about our corporate social responsibility efforts, please visit our website at: https://ir.huronconsultinggroup.com/corporatesustainability to read our 2020 Corporate Social Responsibility (CSR) report. We have also taken the next step to provide more quantitative and qualitative measurements in our Sustainability Accounting Standards Board (SASB) addendum to the CSR report.

The events and calamities of 2020 have underscored the critical role we all play in supporting each other, embracing our differences and working together to solve our global challenges. While uncertainties remain in the near term, we remain confident in:

•  Our long-term growth strategy focused on addressing our clients’ most pressing challenges;

•  Our ability to adjust to evolving market conditions;

•  The depth of our industry expertise and breadth of our offerings; and

•  Our mission-driven team and collaborative culture that sits at the heart of our company.

These attributes, coupled with the significant disruption facing our clients and end markets, provide opportunities to continue to innovate for our clients and transform their business to address the evolving environment.

COVID-19 Consideration on NEO Compensation

Fiscal year 2020 goals for our NEOs were initially set in February 2020, prior to the onset of the COVID-19 pandemic, at which time the Company started the year strong, demonstrated by its solid performance in the first quarter. Given the duration and severity of the pandemic, our clients’ businesses were deeply impacted, which had a direct, negative impact on our 2020 revenues and margin. However, the long-term fundamentals of our business remain strong and we believe we are well-positioned strategically, financially and operationally, to respond to the market opportunities that will result from the ongoing pandemic. The Compensation Committee assessed the unprecedented impact of the pandemic, overall Company performance, individual contributions, and the preservation of shareholder value when determining actual payout results for 2020. As discussed in more detail below in “NEO 2020 Compensation”, the Committee took a holistic approach to its assessment of NEO pay and: 1) did not make any changes to outstanding long-term incentive awards, 2) reprioritized Strategic Measures when determining annual incentive award payouts and 3) chose to fund modest NEO cash bonus awards to align the NEOs with other corporate team members. The plan design for 2020 aligned NEO interests with those of the shareholders by having a significant portion of NEO compensation as performance-based and at-risk. The table below illustrates the 2020 target mix of pay for the NEOs.

Realizable Pay

Our executive compensation program is directly aligned with shareholder value. This alignment is clearly evident when comparing the target pay to the realizable pay of our NEOs. The graph below illustrates the target compensation opportunity provided to Mr. Roth from 2016-2020, the compensation he has earned, and the equity compensation he still has the potential to earn from awards granted from 2016-2020. The realizable compensation values are compared with our TSR performance over the same period.

Realizable pay includes salary, actual annual incentive earned, and equity incentives earned or remaining eligible to be earned, valued at the December 31, 2020 share price. Seventy percent of our NEOs’ Long-Term Incentive (LTI) opportunity is at-risk. Beginning with the LTI grants in 2018, these at-risk awards are only eligible to be earned if the Company achieves rigorous predetermined Adjusted Diluted EPS and Revenue Growth goals over a full three-year performance period. 2018, 2019 and 2020 at-risk LTI is eligible to be earned after the completion of the 2018-2020, 2019-2021 and 2020-2022 performance cycles, respectively, based on actual results. The value of these awards will depend on the portion, if any, earned and the share price at that time.

(1)	Target Pay reflects the sum of the target compensation levels, including base salary, target annual incentive and the grant date fair value of equity provided in 2016, 2017, 2018, 2019 and 2020.

(2)

Realizable Pay reflects the sum of actual base salary paid, actual annual incentive paid, and the value of LTI awards granted in 2016, 2017, 2018, 2019 and 2020. All equity is valued at the $58.95 share price as of 12/31/20. Specifically for the PSUs:

(a)	The performance-based awards granted in 2016 had two tranches. The 2016 tranche vested at 55%. The second tranche was forfeited, resulting in a total payout of 25% of the target award value.

(b)	The performance-based awards granted in 2017 were unearned and forfeited.

(c)	The 2018-2020 performance-based awards were earned at 102% of target.

(d)	The 2019-2021 performance-based awards are assumed at 67% of target, which is the level of performance at which these awards were tracking as of 12/31/20.

(e)

The 2020-2022 performance-based awards are assumed at target because there are two years remaining in the performance cycle, and the outcome is uncertain. In order for these awards to be earned, the Company must achieve significant growth in Adjusted Diluted EPS and Revenue that the Committee approved prior to the onset of the COVID-19 pandemic.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW

Huron’s executive compensation program is structured to align executive pay with Company performance. We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of:

•	Delivering value to shareholders;
•	Achieving financial performance in comparison to pre-established financial goals; and
•	Attaining strategic initiatives that we believe are responsive to changing conditions and critical to future value creation.

	What We Do		What We Do Not Do
✓	Provide competitive target pay opportunity - with a significant majority at-risk and based on objective financial performance measures	✗	Provide excise tax gross-ups
✓	Provide only double-trigger benefits in a change of control event	✗	Allow any hedging or pledging of Huron stock
✓	Annually review our programs for inappropriate risk	✗	Allow stock grants to be “timed” or awards to be repriced
✓

Maintain robust, competitive stock ownership guidelines, including an increase as of 2019 to 5X for the CEO and directors, and a requirement that 60% of after tax shares be held until the guidelines are met

		✗	Provide executive perquisites not commonly available to the broader Huron employee population
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation if payouts were based on misstated financial results
✓	Retain an independent compensation consultant to the board
✓	Solicit investor feedback on our compensation program and potential enhancements through an extensive shareholder engagement program

Shareholder Outreach

We engage in a proactive outreach effort with our shareholders on a regular basis throughout the year. Select members of our board of directors and management team engage with our shareholders to seek their input and perspectives and help increase their understanding of our business, our growth strategy, our commitment to our people and culture, including inclusion and diversity, our executive compensation philosophy and program, and corporate governance, environmental and social issues. Throughout 2020, we engaged with shareholders representing a significant percentage of our outstanding shares. These conversations primarily focused on the evolution of the Company’s strategy and the impact of COVID-19, our ongoing refresh process for the board of directors, including how we will continue to foster diversity among board members, and environmental, social and governance factors. We heard no concerns regarding our NEO pay programs. Our independent Chairman and the chair of the Compensation Committee were available for consultation with our major shareholders. The feedback received through our shareholder outreach efforts is communicated to and considered by the board and, when appropriate, informs our decisions and strategy. For example, our current executive compensation program reflects specific feedback that we received during our 2018 and 2019 shareholder outreach efforts. The 2020 executive compensation program remains largely unchanged from 2019.

2020 Say on Pay Vote

At the 2020 Annual Meeting, approximately 92% of votes cast were in support of the named executive officer compensation. We view this overwhelming support of our compensation programs as a reflection of the strong alignment between our executives’ pay and shareholder value, as well as the strength of the program design changes that we made during 2018 and 2019. We will continue to listen carefully to our shareholders and incorporate their feedback into our deliberations about executive compensation.

SECTION 3 - NEO COMPENSATION PROGRAM DETAILS

Targeting of Total Direct Compensation

The Compensation Committee generally targets total direct compensation to be within +/-15% of the median of the Executive Pay Peer Group for our NEOs. In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent for the NEOs as well as our managing directors to be broader than just the peer group companies, including other public and private consulting, strategy and technology organizations. When making compensation determinations, the Compensation Committee considers the advice of our independent compensation consultant and applies its judgment in incorporating these and other factors.

2020 NEO Compensation Opportunity

The Compensation Committee approved 2020 compensation levels (base salary and target annual and long-term incentive) in February of 2020:

•

Mr. Roth’s base salary was increased from $900,000 to $950,000, and his annual incentive opportunity was increased from 110% to 140%. The Compensation Committee chose to increase Mr. Roth’s target total cash compensation opportunity for the first time in six years to reflect his performance. This change brings his target cash opportunity just above market median of the peer group and puts 78% of Mr. Roth’s pay at-risk based on Company performance.

•	Mr. Hussey’s base salary was increased from $750,000 to $800,000 to reflect his performance and integral role in driving the Company-wide strategy as President and COO.
•

Mr. Kelly’s base salary was increased from $460,000 to $525,000, and his target annual incentive opportunity was increased from 70% to 90% of his base salary. These changes were part of the Compensation Committee’s multi-year strategy to transition his pay closer to the market median. The Committee also awarded Mr. Kelly a grant of 12,639 shares of restricted stock that will cliff vest after four years, provided Mr. Kelly is still in service to Huron, to offer added retention given his outstanding performance and his critical importance to the Company.

•

The Compensation Committee approved Mr. Torain’s compensation when he was hired on March 1, 2020, including a grant of 2,301 shares of restricted stock that will vest annually over three years, provided Mr. Torain is still in service to Huron.

The Compensation Committee will continue to review NEO compensation for comparability and competitiveness on an annual basis.

Compensation Element	James H. Roth	C. Mark Hussey	John D. Kelly	Ernest W. Torain, Jr.
Base Salary	$950,000	$800,000	$525,000	$360,000
Target AIP Opportunity (% of Salary)	140%	100%	90%	50%
Target LTI Opportunity (% of Salary)	225%	175%	150%	90%

2020 Annual Incentive

The financial goals approved by the Committee in February 2020 were consistent with our pre-COVID-19 growth objectives across all of our segments. The impact of COVID-19 on our clients’ businesses negatively affected demand for our services and made achievement of our financial goals established pre-COVID-19 nearly impossible under the circumstances..

While the Strategic Measures the Committee approved in February remain important for our continued success and are a key focus for our NEOs as part of their annual goals, the onset of the pandemic and its impact on our clients, communities, and employees required reprioritization to reflect changing business focus areas and the extraordinary circumstances caused by the pandemic. After the onset of the pandemic, the Committee and management reviewed the original Strategic Measures and the Committee approved updated priorities that reflected repositioning of the NEOs’ focus in order to preserve shareholder value and position our business for future success. The updated Strategic Measures expanded the goals to incorporate quantitative and qualitative

COVID-19 specific measures while reweighting the original Strategic Measures set in February 2020. After the end of the year, the Committee reviewed performance against the Strategic Measures and determined achievement of 176.7% of target, resulting in a total payout of 35% under the annual incentive plan. These Strategic Measures are detailed below:

	2020 Proposed Targets
Performance Measure	Weighting	Threshold	Target	Maximum	Actual	Payout % of Target
Organic Revenue Growth	40%	$890M	$940M	$990M	$844M	0%
Adjusted EBITDA Margin	40%	11.15%	12.40%	13.65%	10.30%	0%
Strategic Measures*	20%	Varies by measure - details below				176.7%

*

The structure of the Strategic Measures balances objective, quantifiable metrics with qualitative goals. The Compensation Committee approves the goals and assesses performance against predefined measures of success. Payouts range from 0-200% with a 25% minimum threshold. The following chart outlines the 2020 goals as well as their weighting, description and actual level of achievement.

2020 Strategic Measures

Quantitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	40%	Focused on the deployment of capital and maintaining a strong balance sheet with appropriate leverage and flexibility to support Huron’s growth strategy, maintaining an engaged, productive workforce through the global pandemic, the growth of Huron’s commercial business, and the implementations of key system upgrades.	76%

Executed Huron’s debt pay down strategy to de-leverage to below our target of 1.5x Adjusted EBITDA while managing cash flow to maintain liquidity in a period of uncertainty stemming from the COVID-19 pandemic. Consistently maintained employee engagement scores above the global norm. Exceed growth targets for revenue generated in Huron’s core commercial industries year-over-year. Successfully executed the implementation of Huron’s new ERP system on-time and on-budget and refreshed the company website.

Business Unit	7%	Focused on achieving sustainable organic revenue growth over time. Measures included business unit-level revenue growth targets, new service line revenue growth targets, and collaboration metrics. Specific goals vary by business unit.	2%

Executed Huron’s strategic plan, which included advancing and evolving new service lines to strengthen and expand our offerings and continuing to pursue collaboration within and across business units. Did not achieve all of the aggressive business unit growth measures due to the impacts of the COVID-19 pandemic.

Qualitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	49%	Focused on ensuring the health and safety of our people and managing our business to the best of our ability during the global pandemic and sustaining organic growth over time through the advancement and execution of Huron’s five-year strategic plan. Measures primarily included COVID-19 initiatives focused on keeping our people safe while also meeting the needs of our clients and people.	94%

Developed a flexible COVID-19 safety and continuity plan that met the needs of our clients and our people. Provided additional support to our people to help them manage through the pandemic professionally and personally. Invested in areas focused on growth, collaboration and efficiency, including innovative services to address our client’s challenges stemming from the COVID-19 pandemic; Huron’s growth priorities and enterprise capabilities; and the advancement of the Company’s commercial strategy to further integrate and scale our businesses to accelerate growth.

Business Unit	4%	Focused on strategically positioning Huron to achieve sustainable organic revenue growth over time, including advancing our growth priorities and capabilities that align with Huron’s enterprise-level strategy, ensuring customer satisfaction and high-quality delivery while balancing growth and strengthening our leadership key areas. Specific goals vary by business unit.	4%	Areas of focus included successfully launching new service lines, advancing our practice strategies, and further developing leaders to accelerate growth in several key areas.
Total	100%		176.7%

Non-executives participate in annual incentive award opportunities tied to a variety of Business Unit and corporate performance metrics. The broader corporate bonus pool funded at 65% of target in 2020. In recognition of the significant challenges 2020 presented, the broader corporate bonus pool funding level and the NEOs’ leadership in achieving this broader performance, the Committee determined it would be inconsistent with the Company’s compensation philosophy to penalize or disproportionately reward the NEOs compared to other executives. The NEOs were critical in developing the Company’s response to the impact of COVID, positioning our Business Advisory segment to achieve record revenue in 2020, and deploying resources to develop innovative solutions to assist our clients, generating $30 million in revenues from new services. Therefore, the Committee approved cash bonus for the NEOs’ 2020 equal to 30% of target to provide a total 65% of target payout for the NEOs under the annual incentive program.

Further, the NEO annual incentive program requires that awards be capped at target if the Company’s absolute total shareholder return during the year is not positive. This feature was not relevant to the 2020 annual incentives, which provided for a below-target payout.

Outstanding PSUs

There were three outstanding PSU cycles during 2020, those granted in 2018, 2019 and 2020. Each of the PSU cycles reflect 70% of each NEO’s target long-term incentive award opportunity and are determined based on performance against two predetermined absolute three-year goals (Adjusted Diluted EPS weighted at 40% and Revenue Growth weighted at 30%)

•	The Committee did not make any adjustments to these outstanding awards, despite the significant unforeseen negative impact of COVID-19 on the estimated payouts for the NEOs.

Performance Cycle	Estimated Payout as a % of Target - Performance Through 12/31/19	Payout as a % of Target - Performance Through 12/31/20
2018 - 2020	137%	102%
2019 - 2021*	170%	60%
2020 - 2022*	N/A	0%
*	2018-2020 is actual payout, 2019-2021 and 2020-2022 is an estimated payout.

2020 Long-Term Incentive

On March 1, 2020, the Compensation Committee granted our NEOs long-term incentive awards that were structured as 70% performance units and 30% restricted shares.

Executive	Performance Units Granted (1)	Restricted Shares Granted (2)
James H. Roth	25,215	10,806
C. Mark Hussey	16,515	7,078
John D. Kelly	9,290	3,981
Ernest W. Torain, Jr.	5,220	2,237
Diane Ratekin	0	2,326
(1)	Mr. Torain’s restricted and performance shares were awarded on April 1, 2020, using the $43.45 closing price of Huron stock on grant date.
(2)	Does not include special time-vested awards for Messrs. Kelly and Torain, as disclosed in the Grants of Plan-Based Awards table in this filing.

Performance Unit Awards

Performance units may be earned and settled in shares at the end of a full three-year performance period, depending on the level of performance achieved. The performance unit program was redesigned beginning with awards granted in 2018, and the 2020 awards relied on the same structure as the prior two years. The Committee approves three-year absolute goals for both Adjusted Diluted EPS and Revenue Growth, including establishing a threshold level below which no performance units will vest. These goals are communicated to the NEOs at the time of grant, but we do not share them publicly until the end of the performance period to prevent us from sharing otherwise material non-public information about our financial forecast.

Restricted Shares

Restricted shares vest ratably over a three-year period, beginning on the first anniversary of the date of grant.

Performance Unit Vesting

The 2018 award of performance units completed its three-year performance cycle as of December 31, 2020. The table below illustrates the structure of the performance units granted in 2018.

Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Adjusted Diluted EPS	57%	$6.44	$7.58	$8.72	$6.97
Revenue Growth	43%	$2,238M	$2,356M	$2,627M	$2,516M

As a result of the actual performance achieved, the Compensation Committee approved vesting of 102% of the original target number of performance units.

2021 Compensation Program Actions

COVID-19 continues to impact our communities, our clients, our employees, and therefore our business, and the duration and severity of the ongoing disruption is unclear. As discussed, the Compensation Committee took a holistic view of the impact of COVID-19 on our business as well as on our NEOs’ compensation for 2020 and will continue to do so in 2021. The Committee approved design changes to certain aspects of the 2021 NEO compensation program, though the target pay opportunity levels remain unchanged from 2020.

2021 Annual Incentive Program

The Committee and management continue to believe that the NEOs should be critically focused on improving shareholder value through driving the profitable growth of the organization. As such, the Committee retained Organic Revenue Growth and Adjusted EBITDA Margin as the primary annual incentive financial metrics, with a combined 75% weighting. The Committee and management also recognize the importance of the nature by which these financial results are achieved and retained Strategic Measures to determine a portion of the award. For 2021, the Strategic Measures have been enhanced to include Environmental, Social and Governance (ESG) goals, increasing the weighting of the Strategic Measures category from 20% to 25% of the target NEO annual incentive opportunity. As in prior years, the majority of the Strategic Measures will be determined based on performance against objective, quantifiable goals.

2021 Long-Term Incentive Program

For 2021, the Committee made two changes to the program design due to the ongoing uncertainty presented by the COVID-19 pandemic and the Committee’s desire to retain a competitive earning opportunity and shareholder alignment for the NEOs.

•

Maintain majority weighting on performance units but temporarily reduce weighting from 70% to 60% of the target award value, to better reflect market competitive practices. Huron remains committed to having the majority of the NEOs’ long-term incentive award delivered in performance-based elements but, for 2021, acknowledges the criticality of delivering a pay opportunity more consistent with our competitive market for talent in retaining our executives.

•

Retain three-year cumulative performance cycle and three-year cliff vesting, but set annual goals for both Revenue Growth and Adjusted Diluted EPS which balances the focus on long-term profitable growth with the continued uncertainty resulting from the pandemic. Final payout will be determined at the end of the full three-year period and incorporate our performance against Committee-approved three-year Revenue growth goals. As in prior years, we cannot disclose these goals at this time due to their material, non-public nature.

SECTION 4 - ADDITIONAL INFORMATION ON OUR COMPENSATION PROGRAMS

Competitive Market Data

The Committee reviews external market data to inform its decisions about NEO target pay opportunities. When determining NEO pay for 2020, the Committee relied on two market data sets:

1.	Publicly reported compensation data from a Committee-approved peer group

2.	Survey data for similarly sized companies

In October 2019, the Committee approved the following peer group companies:

CBIZ, Inc.	Korn Ferry
CRA International, Inc.	LiveRamp Holdings, Inc.
Exponent, Inc.	Navigant Consulting, Inc. *
FTI Consulting Inc.	NextGen Healthcare, Inc.
Heidrick & Struggles International, Inc.	Premier, Inc.
HMS Holdings Corp.	Resources Connection, Inc.
ICF International, Inc.

*

Navigant was acquired in October 2019, but had filed a proxy in 2019 that provided NEO pay data. athenahealth and Dun & Bradstreet, which were in the peer group prior to October 1, 2019, were each acquired and taken private in Feb. 2019 – since no 2019 proxies were published, compensation data was no longer available. LiveRamp Holdings was previously named Acxiom Corporation.

The peer companies represent business-to-business service providers in the Research and Consulting Services, Human Resource and Employment Services, Health Care Technology, Health Care Services, or IT Consulting and Other Services industry sectors with:

•	Revenues from 0.4x to 2.5x Huron’s revenues and
•	Market capitalization 0.1x to 5x Huron’s market capitalization

Survey data represents companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey.

Employment Agreements

Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Role of Compensation Committee

The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting shareholder value;
•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•	review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•	review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•	review director compensation and make recommendations to the board;
•	review and approve goals used for the annual and long-term incentive plans;
•	retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•	create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.

The Compensation Committee acts independently and works closely with our board of directors and the executive management team in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.

In 2020, the Compensation Committee was comprised entirely of independent directors.

Role of Management

Our CEO works together with the Chief Human Resources Officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our CEO, COO and President, CFO and General Counsel provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, however, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the board so that the bonus pool and Company profitability strike the right balance between shareholder returns and retention of employees. Our CEO does not participate in the decisions related to his own compensation.

Role of Compensation Advisor

The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Committee’s independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance serves as the Compensation Committee’s independent advisor.

The Compensation Committee annually assesses whether the independent advisor’s work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.

Health and Welfare Benefits

The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their board fees into the DCP. Earnings are credited based on the returns of the investment options selected by the participant. Any amounts contributed may be deferred until a later date or may become payable in connection with a participant’s retirement, death, disability or other separation from service.

Perquisites

Huron provides very limited perquisites to named executive officers that are not provided widely within Huron. In response to the COVID-19 pandemic, Mr. Roth used a company aircraft on one occasion in 2020 for personal travel to maintain his health and safety. The incremental cost of Mr. Roth’s personal use of the company aircraft is included as a perquisite in the Summary Compensation Table under the heading “All Other Compensation.” In addition, the Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.

Clawback Provisions

In 2014, we adopted an incentive compensation recoupment policy (commonly referred to as a “clawback policy”) that provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our non-employee directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our non-employee directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The non-employee directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.

Stock Ownership Guidelines and Holding Requirements

In 2018, the Compensation Committee revised stock ownership guidelines for Huron’s named executive officers and non-employee directors. The guidelines, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x the annual retainer of $60,000

Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. All of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.

Hedging and Pledging

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). In addition, while the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as “performance-based compensation” and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Compensation Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 31, 2020. The Compensation Committee expects in the future to authorize compensation in excess of $1 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended Senior Management Agreements in 2010 to ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2020 Annual Report on Form 10-K.

Debra Zumwalt, Chair

H. Eugene Lockhart

Hugh E. Sawyer

Ekta Singh-Bushell

REQUIRED COMPENSATION DISCLOSURES

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(5)	Total Compensation ($)
James H. Roth	2020	947,917	394,478	470,022	2,137,486	41,543	3,991,446
Chief Executive Officer	2019	900,000		1,285,614	2,024,994	32,954	4,243,562
	2018	900,000		1,158,597	2,700,010	32,654	4,791,261
C. Mark Hussey	2020	797,917	237,280	282,720	1,400,009	32,650	2,750,576
President and	2019	750,000		973,950	1,312,515	31,575	3,068,040
Chief Operating Officer	2018	750,000		877,725	1,312,500	31,750	2,971,975
John D. Kelly	2020	522,292	140,144	166,982	1,537,500	26,677	2,393,595
Executive Vice President, Chief Financial Officer and Treasurer	2019	457,500		418,149	690,001	25,473	1,591,123
	2018	396,875		327,684	479,999	20,156	1,224,714
Ernest W. Torain, Jr.(3) Executive Vice President, General Counsel and Corporate Secretary	2020	285,000	53,388	63,612	423,985	25,537	851,522
Diane E. Ratekin(4)	2020	400,000		200,000	138,025	33,016	771,041
Former Executive Vice President,	2019	400,000		259,720	459,984	57,519	1,177,223
General Counsel and	2018	400,000		234,060	460,013	35,395	1,129,468
Corporate Secretary

(1)

This column represents the aggregate grant date fair value of restricted stock and/or performance share unit awards. The value of the performance share units in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(2)	Includes a special time-vested award for Mr. Kelly and a special time-vested new hire award for Mr. Torain. See 2020 Grants Plan-Based Awards table below.

(3)	Mr. Torain has served as Executive Vice President, General Counsel, and Secretary since March 1, 2020.

(4)

Ms. Ratekin served as Executive Vice President, General Counsel, and Secretary. As part of her retirement agreement with the Company, Ms. Ratekin’s Non-Equity Incentive Plan Award for 2020 will be paid at target. On September 12, 2019, Ms. Ratekin entered into a Transitional Retirement Agreement in connection with her intention to retire as Executive Vice President, General Counsel and Corporate Secretary of the Company. To facilitate a smooth transition, Ms. Ratekin agreed to continue to serve as Executive Vice President, General Counsel and Corporate Secretary until her successor was appointed. In 2020, Ms. Ratekin received a base salary of $400,000 and an annual bonus fixed at $200,000 paid in cash and $138,000 in restricted stock, along with other welfare benefits and executive perquisites. Mr. Torain was appointed as Ms. Ratekin’s successor effective March 1, 2020 and she serves as an advisor to the board of directors of the Company and Mr. Torain until April 1, 2021.

(5)	All Other Compensation for 2020 is detailed in the table below.

(6)

The amounts in this Bonus column for 2020 represent discretionary awards determined by the Committee. For additional detail related to the determination of these awards, please refer to the “2020 Annual Incentive Award” section of the Compensation Discussion and Analysis.

2020 All Other Compensation

Name	Executive Long- Term Disability ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites $(4)	Total All Other Compensation ($)
James H. Roth	6,777	4,433	17,100	13,233	41,543
C. Mark Hussey	7,101	3,204	17,100	5,245	32,650
John D. Kelly	3,749	1,058	17,100	4,770	26,677
Ernest W. Torain, Jr.	1,759	3,708	15,300	4,770	25,537
Diane E. Ratekin	8,428	7,488	17,100	0	33,016

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)

Other Benefits and Perquisites include the cost of executive physicals, which Huron pays for executives and certain managing directors, and with respect to Mr. Roth, his personal use of a company aircraft.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Roth, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2020

•	The annual total compensation of our median employee, was $142,706.
•	Mr. Roth’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $3,983,458.
•	Based on this information, the ratio of the annual total compensation of Mr. Roth to the annual total compensation of our median employee is estimated to be 27.9 to 1.

The calculation of the 2020 CEO Pay Ratio used the same median employee as used in 2019. As permitted by SEC rules, we used the same median employee that was identified in the preparation of our pay ratio in 2019 because there has been no change in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure. In 2019, we identified the median employee by examining the 2019 total compensation for all individuals using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table, excluding our CEO, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2019 unless they were designated as temporary or seasonal positions.

In addition, in order to identify our median employee in 2019, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 140 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2019), resulting in a net employee population of 3,811 and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2019.

When identifying the median employee for the 2019 Proxy Statement, we included all forms of compensation, including one-time, special and retention awards to identify our median employee. This resulted in identifying a median employee with compensation substantially similar to that of our median employee in the prior year.

We calculated 2020 annual total compensation for our median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

2020 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards and annual cash incentive awards for 2020 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)(6)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Full Grant Date Fair Value of Each Award ($)(4)
James H. Roth	3/1/2020	2/20/2020	—	—	—	6,304	25,215	50,430	—	1,496,258
	3/1/2020	2/20/2020	—	—	—	—	—	—	10,806	641,228
			332,500	1,330,000	2,660,000	—	—	—	—	—
C. Mark Hussey	3/1/2020	2/20/2020	—	—	—	4,129	16,515	33,030	—	980,000
	3/1/2020	2/20/2020	—	—	—	—	—	—	7,078	420,009
			200,000	800,000	1,600,000	—	—	—	—	—
John D. Kelly	3/1/2020	2/20/2020	—	—	—	2,323	9,290	18,580	—	551,269
	3/1/2020	2/20/2020	—	—	—	—	—	—	3,981	236,233
	3/1/2020		—	—	—	—	—	—	12,639 (5)	749,998
			118,125	472,500	945,000	—	—	—	—	—
Ernest W. Torain, Jr.	4/1/2020	3/23/2020	—	—	—	1,305	5,220	10,440		226,809
	4/1/2020	3/23/2020	—	—	—	—	—	—	2,237	97,198
	4/1/2020	3/23/2020	—	—	—	—	—	—	2,301	99,978
	4/1/2020		45,000	180,000	360,000	—	—	—	—
Diane E. Ratekin	3/1/2020	2/20/2020	—	—	—	—	—	—	2,326	138,025
			50,000	200,000	400,000	—	—	—	—	—

(1)

For the cash award, the target, threshold and maximum represent the range of cash award that could be earned. There is no payout if a threshold level of performance is not achieved. The minimum amount that could be paid is 25% of target and maximum represents 200% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 65% of the target award was earned for 2020.

(2)

The 2020 grant of Performance Stock Units (PSUs) is based on performance (Adjusted Diluted EPS and Revenue Growth) over a three-year period from 2020-2022. The PSUs are earned from 25% of target for threshold performance to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that are earned will vest on March 1, 2023.

(3)	Restricted stock granted under the Company’s 2012 Omnibus Incentive Plan.
(4)

The full grant date fair value of the March 1, 2020 and April 1, 2020 restricted stock and PSU grants are based on the closing price of Huron stock of $59.34 on February 28, 2020 and $43.45 on April 1, 2020. The total number of PSUs earned by recipients of these awards is contingent on meeting Adjusted Diluted EPS and Revenue Growth goals as described in Note (2) above.

(5)	Restricted stock that will vest 100% four years from the date of grant provided Mr. Kelly is still employed by Huron on the applicable vesting date.
(6)	As part of her retirement agreement with the Company, Ms. Ratekin’s Non-Equity Incentive Plan Award for 2020 will be paid at target.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2020 for each named executive officer. Market value is based on the closing price of Huron stock of $58.95 on December 31, 2020, the last trading day of the fiscal year.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
James H. Roth	3/11/2011	6,631	—	26.19	3/11/2021	—		—	—		—
	3/01/2012	19,661	—	38.18	3/01/2022	—		—	—		—
	3/01/2013	24,054	—	39.19	3/01/2023	—		—	—		—
	3/01/2018	—	—	—	—	7,660	(2)	451,557	—		—
	3/01/2018	—	—	—	—	—		—	53,617	(3)	3,160,722
	3/01/2019	—	—	—	—	8,450	(2)	498,128	—		—
	3/01/2019	—	—	—	—	—		—	29,574	(4)	1,743,387
	3/01/2020	—	—	—	—	10,806	(2)	637,014	—		—
	3/01/2020	—	—	—	—	—		—	25,215	(6)	1,486,424
C. Mark Hussey	8/01/2011	1,772	—	32.37	8/01/2021	—		—	—		—
	3/01/2012	6,144	—	38.18	3/01/2022	—		—	—		—
	3/01/2013	7,731	—	39.19	3/01/2023	—		—	—		—
	8/21/2017	—	—	—	—	8,013	(1)	472,366	—		—
	3/01/2018	—	—	—	—	3,724	(2)	219,530	—		—
	3/01/2018	—	—	—	—	—		—	26,064	(3)	1,536,473
	3/01/2019	—	—	—	—	5,477	(2)	322,869	—		—
	3/01/2019	—	—	—	—	—		—	19,169	(4)	1,130,013
	3/01/2020	—	—	—	—	7,078	(2)	417,248
	3/01/2020	—	—	—	—	—		—	16,515	(6)	973,559
John D. Kelly	3/01/2017	—	—	—	—	111	(1)	6,543	—		—
	3/01/2018	—	—	—	—	1,362	(2)	80,290	—		—
	3/01/2018	—	—	—	—	—		—	9,532	(3)	561,911
	3/01/2019	—	—	—	—	2,880	(2)	169,776	—		—
	3/01/2019	—	—	—	—	—		—	10,077	(4)	594,039
	3/01/2020	—	—	—	—	3,981	(2)	234,680	—		—
	3/01/2020	—	—	—	—	12,639	(7)	745,069	—		—
	3/01/2020	—	—	—	—	—		—	9,290	(6)	547,646
Ernest W. Torain, Jr.	4/01/2020	—	—	—	—	2,237	(2)	131,871	—		—
	4/01/2020	—	—	—	—	2,301	(2)	135,644	—		—
	4/01/2020	—	—	—	—	—		—	5,220	(6)	307,719
Diane E. Ratekin	3/01/2018	—	—	—	—	1,305	(2)	76,930	—		—
	3/01/2018	—	—	—	—	—		—	9,135	(3)	538,508
	3/01/2019	—	—	—	—	1,920	(2)	113,184	—		—
	3/01/2019	—	—	—	—	—		—	6,718	(5)	396,026
	3/01/2020	—	—	—	—	2,326	(2)	137,118	—		—

(1)

Consists of unvested restricted stock as of December 31, 2020 that vests 25% annually over four years from the date of grant provided the individual is still employed by Huron on the applicable vesting dates or is eligible for retirement under the Company’s equity incentive plan.

(2)

Consists of unvested restricted stock as of December 31, 2020 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company’s equity incentive plan.

(3)

Consists of 2018 grant of PSUs that vest based on performance for the 2018-2020 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. The actual amount earned was 102% of target and 100% of the earned amount vested on March 1, 2021.

(4)

Consists of 2019 grant of PSUs that vest based on performance for the 2019-2021 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. Once the 2019-2021 performance period is complete, 100% of the final award vests on March 1, 2022.

(5)

Consists of 2019 grant of PSUs that will vest based on performance for the 2019-2021 performance period. Pursuant to Ms. Ratekin’s retirement agreement, the PSUs will be pro-rated based on the time she was employed during the 2019-2021 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. Once the 2019-2021 performance period is complete, 100% of the final award (after pro-ration) vests on March 1, 2022.

(6)

Consists of 2020 grant of PSUs that vest based on performance for the 2020-2022 performance period. Actual payouts may range from 0% to 200% of target with 25% paid for threshold performance. The amount reflected in the table equals the target amount. Once the 2020-2022 performance period is complete, 100% of the final award vests on March 1, 2023.

(7)	Consists of unvested restricted stock as of December 31, 2020 that will vest 100% four years from the date of grant provided the individual is still employed by Huron on the applicable vesting date.

2020 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vested during 2020 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James H. Roth	40,400	1,077,197	21,223	1,200,351
C. Mark Hussey	0	0	19,102	1,010,591
John D. Kelly	0	0	3,794	218,029
Diane E. Ratekin	0	0	3,930	223,149
Ernest W. Torain Jr.	0	0	0	0

(1)	The value realized on exercise equals the market value of Huron stock measured at the time of exercise minus the exercise price of the options multiplied by the number of options exercised.
(2)

The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the most recent business day preceding the vesting date multiplied by the number of shares received on vesting.

2020 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth the deferred compensation activity for the named executive officers in 2020.

Name	Executive Contributions in 2020 ($)(1)	Company Contributions in 2020 ($)	Aggregate Earnings/ Losses in 2020 ($)	Aggregate Withdrawals/ Distributions in 2020 ($)	Aggregate Balance as of 12/31/20 ($)
James H. Roth	—	—	420,639	—	3,780,737
C. Mark Hussey	—	—	232,893	—	1,542,259
John D. Kelly	—	—	—	—	—
Diane E. Ratekin	—	—	44,253	—	222,457

(1)	There were no executive contributions made to the DCP for 2020.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, corporate vice presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives . Earnings are credited based on the returns of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The

Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Non-employee directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Background

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control.

Senior Management Agreements

Mr. Roth’s agreement covers a term beginning on January 1, 2017 and continues for three years from that date. Following the expiration of that initial three-year term, his agreement will be automatically renewed every year, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.

Mr. Hussey, Mr. Kelly, and Mr. Torain’s agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.

The Company and Ms. Ratekin have entered into a Transitional Retirement Agreement in connection with Ms. Ratekin’s retirement as Executive Vice President, General Counsel and Corporate Secretary of the Company. Ms. Ratekin will serve as an advisor to the board of directors of the Company and the successor General Counsel until April 1, 2021.

Beginning January 1, 2020, Ms. Ratekin will continue to receive her current base salary, annual bonus (fixed at $200,000 in cash and $138,000 in restricted stock), and other welfare benefits and executive perquisites. Ms. Ratekin’s annual bonus will be prorated if her employment terminates after December 31, 2020. Ms. Ratekin will not be eligible for a 2020 performance stock unit (“PSU”) grant for the 2020-2022 performance period. All outstanding equity awards will continue to vest as provided under the terms of the Company’s equity based incentive plans and any applicable award agreements based upon a qualifying retirement and any stock options will remain exercisable for the balance of their terms. All PSUs for the 2018-2020 performance period will vest based on the Company’s actual performance and will be paid when and if paid to all other Company executives. The PSUs for the 2019-2021 performance period will be prorated and will vest based on the Company’s actual performance and will be paid when and if paid to all other Company executives.

The following table summarizes how unvested equity awards will be addressed in the event of a termination under the Senior Management Agreements or, in the case of Ms. Ratekin, under the Transitional Retirement Agreement, that were in effect during 2020.

Event	Restricted Stock and Options	2018, 2019, and 2020 Performance Stock Units
Normal Vesting	33% annual vesting over 3 years for awards granted on or after 3/15/2017; 25% annual vesting over 4 years for those awards granted prior to 3/15/2017 and for the award granted to C. Mark Hussey on 8/21/2017.	100% of the earned PSUs vest in Q1 of the year following the end of the three year Performance Period provided that executive remains employed at Huron through the Performance Period.
Voluntary Termination	Forfeit.	Forfeit.
Termination for “Cause”	Forfeit.	Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period. Subject to non-compete, vesting continues per normal course post-retirement.

Event	Restricted Stock and Options	2018, 2019, and 2020 Performance Stock Units
Death or Disability	Full acceleration.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.[4]
Involuntary/Good Reason Termination	Forfeit.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.[5]
Change of Control (“COC”), No Termination	No impact, assumed by acquirer.

If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity, then PSUs will vest at target if the COC occurs during the performance period or at the level dictated by actual performance if the COC occurs after the performance period and one share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.

Involuntary/Good Reason Termination Post-COC	Full acceleration.	Shares shall immediately fully vest (at the greater of target or level dictated by actual performance).

[4]	Except with respect to Ms. Ratekin, whose award will continue to vest as if she were employed through her retirement date, and all outstanding equity awards will vest in full.
[5]	Except with respect to Ms. Ratekin, whose award will continue to vest as if she were employed through her retirement date.

Other Benefits

Mr. Roth, Mr. Hussey, Mr. Kelly, Mr. Torain and Ms. Ratekin will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Restrictive Covenants on Termination

For the applicable restricted period set forth in each executive officer’s Senior Management Agreement, or in the case of Ms. Ratekin in the Transitional Retirement Agreement, he or she may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Hussey, Mr. Kelly, Mr. Torain and Ms. Ratekin is 12 months following termination of employment for any reason. In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. Executives are also subject to a confidentiality and non-disclosure covenant.

Key Definitions

Definition of “Change of Control”

A Change of Control is defined in each of Mr. Roth, Mr. Hussey, Mr. Kelly and Mr. Torain’s Senior Management Agreements as:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or
•

there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by shareholders of Huron.

Definition of “Good Reason”

The definition of “Good Reason” is defined under the Senior Management Agreements and with respect to Ms. Ratekin, the Transitional Retirement Agreement, to mean a resignation following: (i) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois; (ii) a failure to comply with any material term of the agreement by the Company or (iii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives. The agreements provide the Company the right to cure prior to a senior executive’s resignation for Good Reason.

Definition of “Good Reason” in Relation to a Change of Control

Under each of Mr. Roth, Mr. Hussey, Mr. Kelly and Mr. Torain’s Senior Management Agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within twenty-four months following, a Change of Control including:

(a)	any material breach of the Senior Management Agreement by the Company,
(b)	any material adverse change in the executive’s status, responsibilities or position with the Company,
(c)

any material reduction in his base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company,

(d)

assignment of duties to the executive that are materially inconsistent with his position and responsibilities described in the Senior Management Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company in the case of Mr. Roth, or

(e)	requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.

Termination without Cause or Resignation for Good Reason

If any of the NEOs (other than Ms. Ratekin) is terminated without Cause or resigns for Good Reason, as defined in his Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, NEOs (other than Ms. Ratekin) will receive pro rata vesting of performance stock units that would otherwise have been earned in the performance period.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2020:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 18 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

John D. Kelly

An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

Ernest W. Torain, Jr.

An amount in cash equal to the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

In the event an executive qualifies for an approved retirement and signs a non-compete agreement, he would receive continued vesting of his stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.

Ms. Ratekin’s termination benefits in the event of her termination without Cause or resignation for Good Reason, except in the case of a Change of Control, are covered under her Transitional Retirement Agreement. In these circumstances, Ms. Ratekin’s salary, bonus and welfare benefits would continue to be paid through her retirement date. In addition, Ms. Ratekin’s equity awards would continue to vest after termination as described in the table above beginning on page 49 of this Proxy Statement.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable PSU agreement.

Ms. Ratekin’s termination benefits in the event of her death are covered under her Transitional Retirement Agreement. In this circumstance, Ms. Ratekin’s salary and bonus would continue to be paid through her retirement date. In addition, Ms. Ratekin’s equity awards would continue to vest after termination as described in the table above beginning on page 49 of this Proxy Statement.

Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s Senior Management Agreement.

Termination without Cause or Resignation for Good Reason Related to a Change of Control

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2020:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 30 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 24 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

John D. Kelly, & Ernest W. Torain, Jr.

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Golden Parachute Cutback

All four Senior Management Agreements provide that, if any amount, right or benefit paid or payable to the executive under his Senior Management Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his Senior Management Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2020, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2020 and uses a share price of $58.95, the closing price of our stock on December 31, 2020.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation for Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	0	1,900,000	0	2,375,000
	Bonus	0	2,660,000	0	3,325,000
	Pro rata bonus (1)	0	0	1,330,000	1,330,000
	Equity acceleration (2)	0	0	1,586,698	4,816,510
	Benefits continuation	0	32,596	8,596	40,745
	Cutback (3)	0	0	0	-1,210,997
	Total Value	0	4,592,596	2,925,294	10,676,258
C. Mark Hussey	Salary	0	1,200,000	0	1,600,000
	Bonus	0	1,200,000	0	1,600,000
	Pro rata bonus (1)	0	520,000	800,000	800,000
	Equity acceleration (2)	0	0	1,431,940	3,535,512
	Benefits continuation	0	24,447	8,596	32,596
	Cutback (3)	0	0	0	-1,041,104
	Total Value	0	2,944,447	2,240,536	6,527,004
John D. Kelly	Salary	0	525,000	0	787,500
	Bonus	0	472,500	0	708,750
	Pro rata bonus (1)	0	307,126	472,500	472,500
	Equity acceleration (2)	0	0	1,236,270	2,377,955
	Benefits continuation	0	15,023	7,959	22,535
	Cutback (3)	0	0	0	-1,622,504
	Total Value	0	1,319,649	1,716,729	2,746,736
Ernest W. Torain, Jr.	Salary	0	360,000	0	540,000
	Bonus	0	180,000	0	270,000
	Pro rata bonus (1)	0	117,000	180,000	180,000
	Equity acceleration (2)	0	0	267,515	575,234
	Benefits continuation	0	12,302	6,480	24,604
	Cutback (3)	0	0	0	0
	Total Value	0	669,302	453,995	1,589,838

(1)

Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2020. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. (As of 12/31/19, Mr. Roth satisfied the age and service retirement criteria for these programs.) See CD&A for disclosure regarding amount earned.

(2)

The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:

(a)

A portion of the 2020 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2022 and prorated for the number of days that the executive was employed during the performance period.

(b)

A portion of the 2019 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2021 and prorated for the number of days that the executive was employed during the performance period.

(c)

Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. (As of 12/31/19, Mr. Roth satisfied the age and service retirement criteria for these programs and Ms. Ratekin satisfied the criteria as of 12/31/18.)

(d)	Time-based restricted stock awards are forfeited in the event of a Termination without Cause or Resignation for Good Reason.

(3)

In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s total severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.

(4)

Ms. Ratekin’s termination benefits are covered under the Transitional Retirement Agreement signed on September 12, 2019. The table above reflects benefits accelerated on the date of termination. These amounts do not include salary, bonus, and/or welfare benefits that would continue to be paid through the retirement date and do not include the value of stock that would continue to vest after termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2020, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

Background and Reasons for Amending the Plan

The board of directors believes that the continued growth and profitability of the Company depend on our ability to attract and retain highly qualified employees. As of March 8, 2021, we had issued 2,579,786 shares of common stock under the Plan that are no longer subject to outstanding awards, 1,079,602 shares of common stock that are subject to unexercised options or unvested restricted stock awards and up to 428,555 shares that may be issued pursuant to outstanding performance share awards, leaving 597,804 shares of common stock available for grant. In addition, we have 27,577 shares of common stock that are subject to unexercised options under the 2004 Omnibus Stock Plan. The weighted average exercise price and remaining contractual life of the 59,362 total stock options outstanding from all plans were $38.55 and 1.50 years, respectively. The total number of unvested restricted stock awards and performance share awards outstanding from all plans was 1,448,795. See the summary table below.

As of March 8, 2021:
Stock options outstanding	59,362
Weighted average exercise price of stock options outstanding	$38.55
Weighted average remaining contractual life of stock options outstanding	1.5 years
Shares subject to outstanding restricted stock and other full value awards (unvested and unearned)	1,448,795
Shares remaining for grant under the existing Amended and Restated 2012 Omnibus Incentive Plan	597,804
Common shares issued and outstanding	23,039,313

In order to increase the number of shares of common stock available as equity compensation to our employees, non-employee directors, and independent contractors and those of our subsidiaries, our board of directors has approved an amendment to the Plan to increase the number of shares available for grant thereunder by 634,000 shares of common stock, subject to stockholder approval. We believe the additional shares authorized under the Plan will enable us to offer competitive compensation packages that reward performance while also creating a compelling reason to remain at Huron and deliver results that benefit all constituents. We annually grant a sizable portion of equity to our managing directors. An average of 78% of total equity granted in the last three years was awarded to our managing directors; by contrast, approximately 19% of total equity granted in the last three years was awarded to our NEOs with the remaining 3% awarded to our directors and other employees. As a professional services firm, we recognize that our managing directors are key to growing our business, generating revenue, enhancing our market reputation, and developing our people. As such, they are critical to the overall success of Huron. We use stock as both a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. Approximately 40% of the annual bonus compensation of our Practice Leaders and client-facing managing directors consists of restricted stock that vests over four years and is awarded based on prior year performance. We believe the amount of equity provided below the NEO level aligns the interests of our individual practices with the Company as a whole and significantly differentiates Huron’s compensation program from the programs of our competitors. Our ability to offer equity as a long-term component of compensation also helps us recruit talent that is critical for Huron’s continued growth. We believe that our ability to offer long-term equity incentives encourages a balanced focus on short-term goals, long-term goals and performance that cannot be as effectively achieved with cash awards alone.

Approval Required

The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN.

Description of the Plan

The summary of the material features of the Plan set forth below is qualified in its entirety by the full text of the Plan, as amended to date, included as Exhibits 10.26 and 10.32 to the Company’s Form 10-K filed with the SEC on February 23, 2021. A copy of the amendment to the Plan is attached as Appendix A to this Proxy Statement.

There are several types of awards that may be granted under the Plan:

•	stock options (including both incentive stock options (“ISOs”), within the meaning of Section 422 of the Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs);
•	stock appreciate rights (SARs);
•

full value awards, which means a grant of one or more shares of common stock or a right to receive one or more shares of common stock, subject to one or more of the conditions, restrictions and contingencies determined at the time of the award; and

•	cash incentive awards.

Based on the 597,804 shares of common stock available for grant as of March 8, 2021, if this proposal is approved by stockholders, there would be approximately 1,231,804 shares available for issuance under the Plan as of the date of the Annual Meeting.

Shares subject to an award under the Plan that remain unissued upon the cancellation, surrender, exchange, forfeiture or termination of the award without having been exercised or settled will again become available for award under the Plan. In addition, to the extent an award under the Plan is paid or settled in cash, the number of shares of common stock with respect to which such payment or settlement is made shall again be available for grants of awards pursuant to the Plan. Any shares subject to an award under the Plan that are retained by us as payment of the exercise price of an option or to satisfy (A) all tax withholding obligations with respect to a stock option or stock appreciation right, or (B) tax withholding obligations in excess of the minimum required withholding amount with respect to a full value award, and any shares purchased by us using stock option exercise proceeds, will not again be made available for future grants under the Plan. Further, for stock-settled stock appreciation rights (to the extent they are utilized in the future), the shares subject to the award shall be counted against the plan reserve, regardless of the number of shares issued.

The Plan requires dividends and dividend equivalents (if any) on unvested awards to be held until the underlying award is vested. The Plan includes a minimum one-year vesting requirement to all equity awards with a limited carve out of 5% of the total pool to allow for exceptions, as necessary. The Plan provides a limit on awards to non-employee directors for any calendar year (along with cash retainer and meeting fees).

In addition, if a corporation acquired by (or combined with) Huron or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and will not reduce the shares authorized for grant under the Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of Huron or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares may not increase the number of shares available for awards of incentive stock options unless such additional share limit is approved by the shareholders in accordance with Section 422 of the Code.

The Plan will be administered by the Compensation Committee. Our executive officers and Huron’s other officers, full-time employees numbering approximately 3,900 in total, and outside directors as of March 1, 2021, will be eligible to receive awards under the Plan at the discretion of the Compensation Committee. The Compensation Committee has the authority to administer the Plan and to exercise all of the powers and authorities specifically granted to it under the Plan as necessary or advisable in the administration of the Plan, including the authority to:

•	grant awards;
•	determine the individuals to whom, and the time or times at which, awards will be granted;
•

determine the type and number of awards to be granted, the number of shares of common stock or cash or other property to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award;

•	determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;
•	conclusively interpret the Plan and all awards;
•	prescribe, amend and rescind rules and regulations relating to the Plan;
•	determine the terms and provisions of any award agreements; and
•	make all other determinations deemed necessary or advisable for the operation and administration of the Plan.

Subject to the provisions of the Plan, the Compensation Committee may:

•	accelerate the date on which any ISO, NQSO or SAR becomes exercisable;
•	waive or amend the operation of the Plan provisions respecting exercise of an option or a SAR after termination of employment to a period no longer than 10 years from the date of grant of the award;
•	accelerate the vesting date, or waive any condition imposed by the Plan, with respect to any full value award; and
•	otherwise adjust any of the terms applicable to any award in a manner consistent with the terms of the Plan.

The Compensation Committee may delegate some of its authority under the Plan to one or more of our officers, to act on behalf of the Compensation Committee with respect to any matter that is the responsibility of the Compensation Committee, as described above, and to approve awards for certain other employees.

Our board of directors may suspend or terminate the Plan or revise or amend it in any respect, subject to stockholder approval where required to satisfy legal or applicable stock exchange requirements. No amendment may be made without the approval of our stockholders if such amendment would:

•	materially increase the benefits accruing to a participant under the Plan;
•	increase the aggregate number of shares of common stock that may be issued under the Plan;
•	modify the requirements as to eligibility to participate in the Plan; or
•	result in the repricing or buy-back of options where the exercise price of the option is greater than the then current fair market value of a share of common stock (that is, if it is “underwater”).

No new awards may be made under the Plan on or after February 13, 2030 or, if earlier, on or after the termination of the Plan. Awards granted before termination of the plan may extend beyond termination in accordance with their terms.

Notwithstanding the provisions of the Plan, the Compensation Committee may grant awards to persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may be necessary or desirable to foster and promote achievement of the purposes of the Plan, subject in any specific case to applicable requirements, such as stockholder approval. Specifically, the Compensation Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Huron operates or has employees.

Except for adjustments pursuant to the Plan or reductions of the exercise price approved by stockholders, the exercise price of any outstanding option or SAR may not be decreased after the date of grant, nor may an outstanding option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price. Except as approved by the Company’s stockholders, in no event may any option or SAR be surrendered to the Company in consideration for a cash payment if, at the time of the surrender, the option or SAR is underwater. Finally, no repricing of an option may be made without the approval of the Company’s stockholders if approval is required under the rules of any stock exchange on which the Company’s common stock is listed.

Vesting terms of any award will be specified at the time an award is made, although vesting of an award will be accelerated if a participant’s employment is terminated by Huron or its successor for reasons other than cause within 12 months of a change of control or if the Plan is terminated within 12 months of a change of control without provision for the continuation of outstanding awards. Unless otherwise determined by the Compensation Committee, if a participant is terminated for cause, all of that person’s outstanding unexercised awards will expire on the date prior to the termination. Except for awards that do not exceed 5% of the total number of shares reserved for issuance under the Plan, in no event will the required period of service for full vesting be less than one year (subject, to the extent provided by the Compensation Committee, to acceleration of vesting in the event of a participant’s death, disability, or change of control).

Under the Plan, the maximum number of shares of stock that may be granted to any participant during any calendar year period with respect to full value awards that are intended to be performance-based compensation shall not exceed 500,000 shares in the aggregate (subject to equitable adjustment as provided). The maximum number of shares of stock to which ISOs relate that may be granted to any participant under the Plan is 325,000 (subject to equitable adjustment as provided). In addition, the maximum amount payable to any person for any 12-month performance period with respect to a cash incentive award that is intended to be performance-based compensation, which we discuss in further detail in the next subsection, is $10,000,000. Finally, for any participant who is an outside director, the aggregate grant date fair value of awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year, will not exceed $1,500,000.

Performance Criteria

The exercisability or payment of awards may be based upon one or more of the following business criteria as established by the Compensation Committee:

•	return on total stockholder equity;
•	earnings or book value per share of Company common stock (“EPS”);
•	adjusted EPS;
•	net income (before or after taxes);
•	earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”) measured as a dollar amount or a percentage of revenue;
•	adjusted EBITDA;
•	return on assets, capital or investment;
•	market share;
•	market capitalization;
•	cost reduction goals;
•	levels of expense, costs or liabilities;
•	department, division or business unit level performance;
•	operating income;
•	sales or revenues;
•	stock price appreciation;
•	total stockholder return (TSR);
•	implementation or completion of critical projects or processes;
•	days sales outstanding (DSO);
•	financial coverage ratios;
•	other non-GAAP financial measures; and
•	any combination of the foregoing.

These business criteria may be applied to results including or excluding discontinued operations, expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an affiliate of the Company, or a department, division or strategic business unit of the Company and/or one or more affiliates of the Company. The business criteria also may be applied to the performance of the Company and/or one or more affiliates of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the Compensation Committee. The business criteria may be subject to:

•	a threshold level of performance below which no payment will be made (or no vesting will occur);
•	levels of performance at which specified payments will be made (or specified vesting will occur); and
•	a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Each of the business criteria will be determined, where applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The Compensation Committee has the authority to make equitable adjustments to the business criteria in recognition of:

•	special, unusual or non-recurring events affecting the Company or any of its affiliates or the financial statements of the Company or any of its affiliates;
•	changes in applicable laws or regulations;
•

gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

•	asset write-downs;
•	litigation, claim judgments, settlements or restatement related expenses;
•	accruals for reorganization and restructuring programs;
•	acquisitions or divestitures (including expenses related thereto);
•	foreign exchange gains and losses;
•	non-cash interest; and
•	an event either not directly related to the operations of the Company or not within reasonable control of the Company’s management.

Tax Consequences

The following provides only a general description of the application of U.S. federal income tax laws to certain awards under the Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares of common stock). This summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the participant to pay such taxes as a condition to the exercise or payment of an award. ISOs may only be granted to our employees and employees of certain of our subsidiaries.

Stock Options. ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.

Generally, a participant is not taxed on the grant of an ISO and is not taxed on the exercise of an ISO, except as described in the next sentence and provided that the participant has been an employee of the Company and its subsidiaries (determined in accordance with Internal Revenue Code rules) from the date the ISO was granted until three months before the date of exercise. The difference between the exercise price and the fair market value of the shares on the exercise date, however, will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of the exercise of an ISO. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant recognizes capital gain (or loss, as applicable), if any, upon a subsequent disposition of such shares. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price).

If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying the one-year and two-year holding periods described above, then: (i) if the proceeds received exceed the exercise price of the ISO, the participant will recognize long-term or short-term capital gain (as applicable) equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of an ISO; or (ii) if the proceeds received are less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received.

We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, we will be entitled to a deduction (subject to the limit under Section 162(m) of the Code discussed below) in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

A recipient generally will not realize any taxable income upon the grant of an NQSO. Upon exercise of an NQSO, the participant will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the stock option exercise price. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant. Upon the sale of shares acquired upon exercise of an NQSO, the participant will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the fair market value on the date of exercise.

SARs. A participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of such right, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares received by the participant as a result of such exercise. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant.

Full Value Awards. If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction (subject to the limit under Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.

If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.

If an award does not consist of property (such as stock units), the participant generally must recognize ordinary income for U.S. income tax purposes when the award is paid in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction (subject to the limit under Section 162(m) of the Code).

In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018. As a result, any new equity awards under the Plan will be subject to the $1 million deduction limitation. Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2021. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2020 and December 31, 2019, and fees for other services rendered by PwC during those periods:

	2020	2019
	(in thousands)
Audit Fees	$1,627	$1,585
Audit-Related Fees	$10	$10
Tax Fees	$261	$215
All Other Fees	$318	$3
Total	$2,216	$1,813

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.

Audit-Related Fees—attest services that are not required by statute or regulations.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service. In 2020, $315,000 in fees were incurred for consultation and internal control reviews related to the implementation of a new cloud-based enterprise resource planning system.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2020 and 2019 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of Huron’s management and its finance and accounting team, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2020.

These activities included, but were not limited to, the following for the fiscal year ended December 31, 2020:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2020. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.
•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

Hugh E. Sawyer

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 26, 2021 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 7, 2022 and no later than February 6, 2022. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

March 26, 2021

Appendix A

AMENDMENT TO THE HURON CONSULTING GROUP INC. AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Huron Consulting Group Inc. Amended and Restated 2012 Omnibus Incentive Plan, as amended from time to time, (the “Plan”) is adopted by the Board of Directors (the “Board”) of Huron Consulting Group Inc., a Delaware corporation (the “Company”), on March 17, 2021, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2021, provided that it is approved by the Company’s stockholders on that date (the “Amendment Date”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 16 of the Plan, the Board may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1. The first sentence of Section 4(b) of the Plan is hereby amended and restated in its entirety as follows:

“Shares Available for Awards. Subject to the terms and conditions of the Plan, the number of shares of Common Stock reserved for issuance under the Plan shall be 4,556,204 shares (comprised of: (i) the 1,398,204 shares of Common Stock authorized under the Plan as originally adopted, (ii) an additional 850,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 2, 2014, (iii) an additional 804,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 1, 2017, (iv) an additional 600,000 shares of Common Stock authorized in the amendment of the Plan effective May 3, 2019, (v) an additional 270,000 shares of Common Stock authorized in the amendment of the Plan effective May 8, 2020, and (vi) an additional 634,000 shares of Common Stock authorized in the amendment of the Plan effective May 7, 2021), subject to adjustment as provided herein.”

2. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

3. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

4. Except as amended above, the Plan shall remain in full force and effect.

HURON CONSULTING GROUP INC. 550 W. VAN BUREN STREET, 17TH FLOOR CHICAGO, IL 60607	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the lnternet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HURN2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 6, 2021. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36733-P49950	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HURON CONSULTING GROUP INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:

1. Election of Directors*	☐	☐	☐

Nominees:

01) Hugh E. Sawyer
02) Debra L. Zumwalt

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain

2. To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan.	☐	☐	☐

3. An advisory vote to approve the Company’s executive compensation.	☐	☐	☐

4. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. *Nominated by the Board of Directors to serve as Class II Directors.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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D36734-P49950

HURON CONSULTING GROUP INC.

Annual Meeting of Stockholders

May 7, 2021 11:00 AM CT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) James H. Roth and Ernest W. Torain, Jr., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of HURON CONSULTING GROUP INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CT on May 7, 2021, in a virtual meeting format via live audio webcast at www.virtualshareholdermeeting.com/HURN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued and to be signed on reverse side)